Exhibit 99.2

Urologix, Inc.
Certain Remarks of Brian J. Smrdel
3rd Quarter FY 2013 Earnings Call
May 1, 2013

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Q3 sales of CTT were $2.661 million, down $191,000 compared to the last quarter, or 6.7%, and also down $355,000, or 11.8%, compared to last year. Q3 Prostiva revenue of $1.421 million decreased $81,000 compared to last quarter, or 5.4%, and decreased $300,000, or 17.4%, compared to last year’s third quarter.

•	International revenue was essentially flat compared to the second quarter of fiscal year 2013, but was down $62,000 compared to last year’s third quarter primarily from weakness in the EU economies.

•	The gross margin in the prior year period was also positively impacted by a change in the inventory reserve.

•	On a sequential basis, excluding one-time items, operating expense decreased by $49,000, or 1.5%, related to lower sales compensation compared to the previous quarter.

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I want to take a moment to summarize the impact to our balance sheet from the unpaid Prostiva amounts. In total, since the close of the license agreement we have received $6.1 million of Prostiva product from Medtronic with extended payment terms, of which approximately $3.0 million is currently due. In addition we have accrued for the royalty and license obligations due and unpaid under the Prostiva license agreement totaling approximately $1.2 million.